Exhibit 10.18

Non-Employee Director Compensation Policy

Adopted April 2014

All members of the Board of Directors (the “Board”) of Zendesk, Inc. (the “Company”) that are not employees of the Company or its subsidiaries shall be paid the compensation in this Non-Employee Director Compensation Policy (the “Policy”) for services as a director.

Cash Compensation

Annual Retainer for Board Membership: $30,000.

Additional Retainers for Committee Membership:

Audit Committee Chair:	$15,000

Audit Committee member (non-Chair):	$7,500

Compensation Committee Chair:	$10,000

Compensation Committee member (non-Chair):	$5,000

Nominating and Corporate Governance Committee Chair:	$10,000

Nominating and Corporate Governance Committee member (non-Chair):	$5,000

Equity Compensation

Annual Equity Grants: Each non-employee director shall receive an annual equity grant of restricted stock units under the Company’s 2014 Stock Option and Incentive Plan (the “2014 Plan”) having a Fair Market Value (as defined in the 2014 Plan) of $150,000 as of the date of grant. The restricted stock units shall vest in full on the anniversary of the date of grant, subject to such director’s continued service as a director through the vesting date. The restricted stock units shall vest in full upon the closing of a Sale Event (as defined in the 2014 Plan). The initial annual equity grant shall occur upon the consummation of the Company’s initial public offering. All subsequent annual equity grants shall be made to non-employee directors that are elected/re-elected at the Company’s annual meeting of stockholders on the date of such annual meeting of stockholders. All equity grants under this Policy will be made automatically in accordance with the terms of this Policy and the 2014 Plan, without the need for any additional corporate action by the Board or the Compensation Committee of the Board.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors, in attending meetings of the Board or any committee.